EXHIBIT 5.5

TIMOTHY ONG, LIM & PARTNERS
ADVOCATES&SOLICITORS COMMISSIONER FOR OATHS NOTARY PUBLIC Timothy Ong Kian Wei Lim Cheong Peng Ng Thin Wah p.b.m.	ACRA UEN: 53130979K 239-B Victoria Street Bugis Village Singapore 188029 Tel : 6334 1838 Fax : 6334 3800 Email : tolplaw@singnet.com.sg

Consultant
Shium Hiong Choo

Your Ref:
Our Ref:          LCP 007 01  13 b

Thursday, August 8, 2013

The Board of Director and Shareholders of
E-World USA Holding, Inc.
9550 Flair Drive #308
El Monte, CA 91731, USA

Attention: Mr Danies Wang

Dear Mr Danies Wang

LEGAL OPINION ON THE LEGALITY OF THE ACTIVITY UNDER SINGAPORE'S MULTI-LEVEL MARKETING AND PYRAMID SELLING (EXCLUDED SCHEMES & APPANGEMENT) ORDER 2000

We refer to the above matter.

Further to our opinion rendered to you dated 9 January 2013.

We also refer to your undated letter to us [ a copy of which is enclosed] with SEC comments and the meeting between your Mr Shun and our Mr Lim at our office on 25 July 2013 and 30 July 2013.

We specifically refer to paragraph 5(c) of our earlier letter dated 9 January 2013.

We reiterate that we have been instructed that members are not compensated through recruitment or sponsoring of new downline member. However, there is a payment of referred bonus. The referral bonus is to be earned by referred member upon referee member purchasing products for personal use and upgrade of membership level above a general member. In brief, the business model offers referral bonus, binary bonus, and matching bonus for its members upon participating in the business mode or refers products to others.

E-World USA Holding Inc.

We are instructed that there is no payment or compensation for introduction or recruitment of additional or new member and referral bonus is only paid when the referee member purchased products for personal use or upgrade from his /her general membership

Accordingly, we reiterate our opinion under the laws of Singapore that the foregoing referral bonus process utilized by E-World USA Holding Inc. is in compliance with the Multi-Level Marketing laws and regulations of Singapore law.

Yours faithfully

TIMOTHY ONG, LIM&PARTNERS
LIM CHEONG PENG